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Exhibit 20a.

Fingerhut Master Trust
Series 1998-2

Fingerhut Receivables, Inc.
Securityholder's Statement
Monthly Report
September-03

		Class A	Class B	CTO	Class D	Total
(i)	Invested Amount (Beginning of Month)	48,018,213.34	51,136,000.00	61,364,000.00	61,364,000.00	221,882,213.34
(ii)	Security Principal Distributed	(48,018,213.34)	0.00	0.00	0.00	(48,018,213.34)

	Invested Amount (End of Month)	0.00	51,136,000.00	61,364,000.00	61,364,000.00	173,864,000.00
	Security Principal Funds On Deposit		(51,136,000.00)			(51,136,000.00)

	Ending Balance as of 10/15/03 Distribution Date	0.00	0.00	61,364,000.00	61,364,000.00	122,728,000.00

(iii)	Security Interest to be Distributed	0.00	277,412.80	105,852.90	0.00	383,265.70

	Security Principal Distributed per $1,000	—	—	—

	Security Interest Distributed per $1,000	—	5.42500000	1.72500000

(iv)	Shared Principal Collections from series 2003-1	0.00	9,067,573.84	10,881,230.46	10,881,230.46	30,830,034.76
(v)	Principal Collections	0.00	4,542,324.60	5,450,860.59	5,450,860.59	15,444,045.78
(vi)	Finance Collections	0.00	3,685,996.93	4,423,253.98	4,423,253.98	12,532,504.90
	Recoveries	0.00	105,484.34	126,582.86	126,582.86	358,650.05
	Interest Earnings on Series 1998-2 Trust bank accounts	0.00	1,136.27	1,363.54	1,363.54	3,863.34

Total Finance Collections		0.00	3,792,617.54	4,551,200.38	4,551,200.38	12,895,018.29

Total Collections (not including Series 2003-1 Shared Principal)		0.00	8,334,942.14	10,002,060.96	10,002,060.96	28,339,064.07

(vii)	Total Receivables in Trust					343,664,257.03

	Aggregate Amount of Principal Receivables					287,693,705.83

(viii)	Original Security Amount	337,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	511,364,000.00

	Invested Amount (End of Month)	0.00	51,136,000.00	61,364,000.00	61,364,000.00	173,864,000.00

	Floating Allocation Percentage	0.0000000%	0.0000000%	21.3296290%	21.3296290%	42.6592579%

	Fixed/Floating Allocation Percentage	0.0000000%	29.4114940%	35.2942530%	35.2942530%	100.0000000%

	Average Daily Invested Amount	0.00	51,136,000.00	61,364,000.00	61,364,000.00	173,864,000.00

(ix)	Receivable Delinquencies
	Current				77.95%	267,892,294.53
	30 Days to 59 Days				6.11%	20,990,259.65
	60 Days to 89 Days				4.59%	15,791,351.30
	90 Days and Over				11.35%	38,990,351.55

Total Receivables					100.00%	343,664,257.03

(x)	Aggregate Investor Default Amount					4,861,919.47

	As a % of Average Daily Invested Amount (Annualized based on 365 days/year)					29.16%

(xi)	Security Charge-Offs	0.00	0.00	0.00	0.00	0.00

(xii)	Servicing Fee	0.00	114,326.59	137,193.70	137,193.70	388,714.00

(xii)	Unreimbursed Redirected Principal Collections		0.00	0.00	0.00	0.00

(xiii)	Excess Funding Account Balance					0.00

(xiv)	Series 1998-2 Pay Out Event (1)					Yes

	CTO Trigger Event Occurrence					None

	CTO Reserve Amount					N/A

(xv)	Number of New Accounts Added to the Trust					0

(xvi)	Revolving Receivables Reserve Account Balance					$1,955,211.60

(xvii)	Defeasance Funding Account Balance					0.00

(xviii)	Series 2003-1 Pre-Funding Account Balance (2)					$61,364,000

	Average Net Portfolio Yield					48.18%

	Minimum Base Rate					5.10%

(1)
Beginning March 27, 2003, the Series 1998-2 allocation of defaults is applied to principal and contributed to redeem investor notes.

(2)
Unless a Pay-Out Event occurs for Series 2003-1, the Series 2003-1 Pre-Funding Account balance will be applied for the benefit of Series 1998-2 as Shared Principal Collections. As a result, unless a Pay-Out Event occurs for Series 2003-1, Principal Collections and Shared Principal Collections are expected to pay in full the Collateralized Trust Obligations on the November 2003 Distribution Date.

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Fingerhut Master Trust Series 1998-2